Exhibit 10.2

From: Mitchell J. Nelson
Direct Phone: +1 646 561 6386	SFX Entertainment, Inc.
Email: mitchell@sfxii.com	430 Park Avenue
New York, NY 10022

January 22, 2015

Mr. Kevin Arrix

971 West Road

New Canaan, CT 06840

Re:                             Employment Offer

Dear Kevin:

I am pleased to offer You employment at SFX Entertainment, Inc. (the “Company”) on the terms set forth in this offer letter agreement (the “Agreement”).

1.                                      Employment and Duties

You will be employed in the role of Executive Vice President, Global Brand Partnerships and You shall perform the duties of these roles as are customary and as may be required by the Company.  You will report to the Chief Operating Officer, or to such other more senior position as the Board of Directors of the Company shall determine.  You will be based at the Company’s office in New York City, New York, or such other place within the New York City metropolitan area as may be determined from time to time by the Company.

During Your employment with the Company, You will devote Your full-time best efforts and business time and attention to the business of this Company, provided, however that we recognize the foregoing will be subject to You also fulfilling Your responsibilities as Chief Revenue Officer of Viggle Inc. under a shared services agreement between the Company and Viggle Inc. (the “Shared Services Agreement”):  The terms of this sharing of Your full time and best efforts shall be subject to monitoring by the respective Boards of Directors or a committee constituted of disinterested members of each Board of Directors.  Notwithstanding the foregoing, if in Your discretion, You determine that an event or action has arisen in which an actual or apparent conflict of interest exists between Your obligations to the Company and Your obligations to Viggle, including without limitation, a corporate opportunity available to either company or a commercial transaction between the companies, You shall disclose the conflict to, and shall refer such event or action for review and decision by, the Board of Directors of both Viggle, Inc. and the Company.  You shall further recuse Yourself from participating in any review or decision of such proposed action as an officer of the Company.  Your disclosure and recusal from a review or decision in accordance with the foregoing sentence shall not be a basis on which the Company may terminate Your employment for Cause pursuant to Sections 5(b) and (e) of this Agreement.

The Company further acknowledges and agrees that during the Term:

(i)                                     You may continue or commence service as a director and officer (or in a similar capacity) on the governing or advisory board of other business entities whose business is not competitive with that of the Company or any of its subsidiaries and shall not involve a time commitment which shall impair Your ability to perform the duties required hereunder.

(ii)                                  You agree that Your commencement or continuation of service as described in this Agreement shall be subject to the review and approval of the Company’s Board of Directors (the “Board”) (based on the criteria of competitiveness and time commitment), so long as the Board’s discretion is not applied unreasonably.  If the Board withdraws its approval for the continuation of Your service as described in (i) above, You agree that You shall promptly resign from such position. You and the Company agree that nothing in this Section applies to Your membership or contribution of Your non-working time or services, in a non-remunerative capacity, to any: charitable or educational organization, foundation, or association; political organization or campaign; religious group, foundation, or organization; or non-profit trade, professional, community, or recreational organization or club, so long as the purpose or aim of any such organization presents no conflict with the business of the Company or any of its subsidiaries, as determined by the Board.

The Company acknowledges and agrees that during the Term, You may devote a portion of Your business time to personal investments and outside business commitments, provided, however that: (i) such activities do not conflict with the business of the Company or any of its subsidiaries, (ii) such activities do not interfere, directly or indirectly, with the performance of Your obligations under this agreement, and (iii) such activities do not result in a breach by the Company of any non-competition or any other similar type of agreement to which the Company or any of its subsidiaries may be a party.

No provision of this agreement shall be construed to prohibit Your (i) acquisition, ownership, or trading, including without limitation the Executive’s indirect ownership, of less than two percent (2%) of the issued and outstanding stock (or comparable bonds, options, derivatives, or negotiable instruments) of a business entity having securities publicly traded anywhere in the world, provided, however, that the ownership limitations of this clause shall not apply to (aa) Your ownership of any such securities through an open-end mutual fund or (bb) Your ownership of any such securities that precedes the Effective Date if, but only if, the issuer of the securities is not a competitor of the Company; or (ii) passive ownership of stock, partnership interests, or comparable ownership interests or securities in any for-profit private business entity that is not directly competitive with the business of the Company or any of its subsidiaries. The Company additionally agrees that nothing in this agreement shall operate to prohibit Your acceptance of a testamentary gift, bequest, or its equivalent, nor Your retention of any such gift, bequest, or its equivalent following its delivery, so long as You retain the interest(s) solely for investment purposes.

2.                                      Term

You will start Your employment as of the date of this Agreement and this Agreement will continue in effect through December 31, 2017, unless sooner terminated in accordance with the provisions hereof.  For the purposes of this Agreement each employment year shall be a calendar year and the first employment year shall include the stub period from the date hereof through calendar year 2015.

3.                                      Compensation

(a)                                 Base Salary.  From the date hereof through June 30, 2015, You shall be paid a base salary at the annual rate of One Dollar ($1.00) (“Base Salary”).  As an exempt employee, You will not be eligible for overtime pay.  In no event shall the payments under this subsection 3(a) and subsection 3(b) be less than the minimum wage.

(b)                                 Annual Bonus.  You shall also be entitled to an annual target bonus of Five Hundred Thousand Dollars ($500,000.00) (which payment shall be made in cash, unless You and the Compensation Committee so mutually elect, in shares of the Company’s common stock, provided that the Compensation Committee approves such grant) (“Annual Bonus”).  Within sixty (60) days following the start of each performance year and following consultation with You and the CEO or his or her designee, the Compensation Committee of the Company’s Board of Directors shall establish a reasonable gross revenue target and a reasonable EBITDA target for the applicable performance year, which targets will be objectively determinable to qualify as performance based compensation under Treasury Regulation §1.162-27(e)(2).  The Compensation Committee shall allocate the annual target bonus between the gross revenue target and the EBITDA target, 50% of which shall be allocated to the gross revenue target and 50% of which shall be allocated to the EBITDA target, and shall consider appropriate allocation for incentive purposes for both SFX and Viggle.  Your achievement of the Annual Bonus will be determined on a sliding scale based on the achievement of the gross revenue target and the EBITDA target for that performance year.  You will earn 50% of the annual target bonus allocated to a performance target if the Company achieves 80% of the applicable performance target, 100% of the annual target bonus allocated to a performance target if the Company achieves 100% of the applicable performance target, 200% of the annual target bonus allocated to a performance target if the Company achieves 150% of the applicable performance target and a straight line, prorated percentage of the Annual Bonus target if You achieve a percentage of the performance target between these milestones.  The Compensation Committee will certify Your achievement of the performance targets and the Company shall pay the bonus earned prior to March 15 of the year following the performance year to which the bonus relates.

(c)                                  Additional Equity Bonus:  In addition, subject to approval by the Compensation Committee and the terms of the Company’s standard form of grant agreements, as determined in its sole discretion, You may be awarded an additional equity bonus besides the Annual Bonus and the Additional Bonus (the “Additional Equity Bonus”).  A maximum of options to purchase 150,000 shares of Company common stock may be granted under this provision, which will be subject to Your achievement of certain targets set by the Compensation Committee.  Any options granted as an Additional Equity Bonus will be priced as of the date of grant at the fair market value but will not vest unless and until the performance targets are met.  Provided that the Company achieves at least 50% of the applicable EBITDA target, You will earn an Additional Equity Bonus of options to purchase not less than number of shares of Company common stock set forth below based on the maximum you have achieved in any one of the 3 years of the Term.  You will earn (i) options to purchase 50,000 shares of Company common stock under the Additional Equity Bonus if the Company achieves 50% of the applicable performance target, (ii) options to purchase 100,000 shares of Company common stock under the Additional Equity Bonus if the Company achieves 100% of the applicable performance target, and (iii) options to purchase 150,000 shares of Company common stock under the Additional Equity Bonus if the Company achieves 150% of the applicable performance target and a straight line, prorated percentage of the Annual Bonus target if You achieve a percentage of the performance target between these milestones.  For avoidance of doubt, if you achieve 50% of target in year 1, options for 50,000 shares would vest.  If you then achieve 100% in year 2, options for another 50,000 would vest, so the total would be 100,000 (but if in year 2 You only reached 50% again, nothing more would vest).

(d)                                 Special Committee Approval.  You and the Company agree that any determinations or discretionary actions to be taken by the Compensation Committee under this Section 3 shall instead be taken by a special committee of disinterested directors of the Board for so long as there are fewer than two members of the Compensation Committee that are not also members of the Board of Directors of Viggle Inc., and that at such time as there are at least two such members of the Compensation Committee that are not also members of the Board of Directors of Viggle Inc., any determinations or discretionary actions to be taken by the Compensation Committee under this Section 3 shall be taken by such unaffiliated directors.

(e)                                  Additional Bonus. At the discretion of the Board and/or the Compensation Committee, You may be awarded an additional bonus besides the Annual Bonus (the “Additional Bonus”).  The form and amount of the Additional Bonus shall be at the sole and absolute discretion of the Board.  The Board’s decision to cause the Company to make or to not make an Additional Bonus payment to You in any year (including, without limitation, the consideration to be received or methodology applied by the Board to an Additional Bonus eligibility determination in any year) shall have no bearing on Your eligibility to earn an Additional Bonus in any succeeding year, nor shall the amount, form, or payment timing of any such Additional Bonus in any year have any bearing on any aspect of an Additional Bonus determination in any subsequent year.  You acknowledges and agrees Your eligibility to participate in any of the Company’s Executive Incentive Plans (the “Plan”), other than with respect to the Annual Bonus, may be based on the attainment of performance goals, subject to stockholder approval and that shall otherwise comply with the requirements of Section 162(m) of the Code and that the Board may, in its sole and absolute discretion, establish from time to time one or more other annual or long-term bonus plans under which the Executive may be an eligible participant and that also are based on the attainment of performance goals, subject to stockholder approval and that shall otherwise comply with the requirements of Section 162(m) of the Code.

(f)                                   Equity/Option Grants:  Subject to approval by the Compensation Committee and the terms of the Company’s standard form of grant agreements, as determined in its sole discretion, You shall receive grants of (a) 200,000 shares of restricted common stock (the “Restricted Stock”) of the Company’s common stock and (b) options to purchase 75,000 shares of common stock of the Company, at the fair market value on the date of grant.  Each of the grants shall vest ratably in annual installments at the last day of each employment year (December 31, 2015, 2016, and 2017) over the 3 year Term of this Agreement, subject to your continued employment as of such dates.  Notwithstanding the foregoing vesting schedule, in addition to the accelerated vesting set forth in Section 5, each of the grants shall fully vest immediately prior to the date on which the Company consummates a Change of Control.  “Change of Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)                                     Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (an “Exchange Act Person”) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than thirty-five percent (35%) of the combined voting power of the Company, then outstanding securities other than by virtue of a merger, consolidation or similar transaction, provided that, notwithstanding the foregoing, a Change in Control shall not be deemed to occur (i) if Robert F.X. Sillerman or affiliates of his (a “Sillerman Controlled Entity”) beneficially own more than such thirty-five percent (35%) at any time; or (ii) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided further that if a Change in Control would occur (but for the operation of this proviso) as a result of the acquisition of voting securities by the Company, and after such share acquisition, any such Subject Person (so long as not a Sillerman Controlled Entity) becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by such Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)                                  There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if as a result of a merger, consolidation or similar transaction, a Sillerman controlled entity beneficially owns more than 35% of the successor company.

(iii)                               There is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale, lease, license or other disposition.  Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if as a result of the foregoing transactions, a Sillerman controlled entity beneficially owns more than 35% of the successor company.

(iv)                              During any period of 12 consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.

4.                                      Benefits

(a)                                 Subject to the eligibility requirements and other terms and conditions of the respective plan documents, You may be eligible to participate in benefits offered by the Company to employees with Your level of compensation and responsibility, as may be in effect or modified from time to time.

(b)                                 You are currently eligible for twenty days of paid time off per calendar year in accordance with, and subject to, the Company’s paid-time-off policy, as it may change from time to time.

(c)                                  You will be entitled to reimbursement of travel and other business expenses.  Such travel shall be in accordance with the Company’s travel guidelines relating to employees with Your level of compensation and responsibility.  You will be required to submit receipt evidencing such expenditures in accordance with Company guidelines.

5.                                      Termination

(a)                                 Either You or the Company may terminate this Agreement at any time for any reason.

(b)                                 If You are terminated for Cause (as hereinafter defined) or if You terminate this Agreement without Good Reason (as hereinafter defined), then the Company will have no further obligations to You other than to pay Your Base Salary through the date of termination and reimburse You for any unreimbursed expenses You have incurred (such obligations, the “Accrued Obligations”).

(c)                                  If the Company terminates You without Cause, if You terminate this Agreement with Good Reason, or if You die or become permanently disabled during the term of this Agreement:

(i)                                     You will be entitled to receive a lump sum payment within sixty (60) days of the termination date equal to the immediately prior year’s Annual Bonus (which payment shall be made in cash unless You and the Compensation Committee so mutually elect, in shares of the Company’s common stock, provided that the Compensation Committee approves such grant).  The value of each share of which shall be determined by compiling the weighted average daily closing price of the Company’s common stock for the twelve (12) month period ending on the last day of the month preceding the date such payment is to be made), provided, however, that this Section 5(c)(i) shall not apply in the event of a Good Reason termination triggered by Section 5(f)(vi); and

(ii)                                  All options to purchase Company common stock or any Restricted Stock granted under this Agreement or any other agreement that have not previously vested shall vest.

(d)                                 Your entitlement to the payments described in this Section 5 (other than the Accrued Obligations) is expressly contingent upon You first providing the Company with a signed general release of claims in favor of the Company substantially in the form attached as Exhibit A hereto (the “Release”) and not revoking such Release for a period of seven (7) days after its execution or thereafter.  In order to be effective, the Release must be delivered by You to the Company no later than forty-five (45) days following the Termination Date.  In the event that the 60 day period following the Termination Date in which payment would otherwise be due to You under Section 5(c)(i) above begins in one calendar year and ends in another calendar year, the payments to be made under this Section 5 (other than the Accrued Obligations), shall be paid in the later calendar year.

(e)                                  For the purposes of this Agreement, “Cause” shall mean that You have:

(i)                                     committed an act which, as set forth in any employment handbook promulgated by the Company, may lead to termination of employment, unless curable, in which case such cure shall not have been completed within thirty (30) days following the Company’s notice to You;

(ii)                                  engaged in any intentional act of fraud against the Company;

(iii)                               engaged in willful malfeasance or gross negligence in the performance of this Agreement or capacity as an employee of the Company;

(iv)                              refused to perform the duties required or requested consistent with Your obligations under this Agreement and under law, which refusal continues for more than five (5) days following the Company’s written notice of such refusal;

(v)                                 been convicted of a felony or entering a plea of nolo contendre to a felony charge;

(vi)                              materially breached this Agreement, subject to a fifteen (15) day cure period following the Company’s written notice of such breach to the extent such breach is curable; or

(vii)                           engaged in an act which leads to a finding by the Securities and Exchange Commission, which, in the opinion of independent counsel selected by the Company, could reasonably be expected to impair or impede the Company’s ability to register, list, or otherwise offer its stock to the public, or to maintain itself as a publicly-traded company in good standing with the Securities and Exchange Commission.

(f)                                   For purposes of this Agreement, “Good Reason” shall mean if, before the end of the Term, one or more of the following events shall occur:

(i)                                     the assignment of any duties to You or the reduction of Your duties, without Your express written consent, either of which results in a significant diminution in Your position or responsibilities with the Company in effect immediately prior to such assignment, or the removal from such position and responsibilities;

(ii)                                  without Your express written consent, a substantial reduction or change with respect to the facilities, support staff, or prerequisites (including office space and location) available to You immediately prior to such reduction or change;

(iii)                               a material reduction by the Company in the kind or level of employee benefits to which You are entitled immediately prior to such reduction with the result that Your overall benefits package is significantly reduced;

(iv)                              the failure of the Company to obtain the assumption of this Agreement by any successor;

(v)                                 any material breach by the Company of any material provision of this Agreement; or

(vi)                              there is a Change of Control (as defined in Section 3(d) above) and You voluntarily terminate Your employment more than one (1) year thereafter.  In such case, that the provisions of Section (c)(i) shall not apply.

(g)                                  (i)                                     In the event it shall be determined that any payment, right or distribution by the Company or any other person or entity to or for the benefit of You pursuant to the terms of this Agreement or otherwise, which is made in connection with, or arising out of, Your employment with the Company or a Change of Control of the Company or a substantial portion of its assets (a “Payment”) is a “parachute payment” within the meaning of Section 280G of the Code on account of the aggregate value of the Payments due to Executive being equal to or greater than three times the “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) so that Executive would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) and the net after-tax benefit that Executive would receive by reducing the Payments to the Parachute Threshold is greater than the net after-tax benefit Executive would receive if the full amount of the Payments were paid to Executive, then the Payments payable to Executive shall be reduced (but not below zero) so that the Payments due to Executive do not exceed the amount of the Parachute Threshold, reducing first any cash Payments under Section 5 hereof.

(ii)                                  All determinations required to be made under this Section 5, including whether any Payment is a “parachute payment” and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized law or accounting firm designated by the Company (the “Firm”) and shall be based upon “substantial authority” (within the meaning of Section 6662 of the Code). The Firm shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Firm shall be borne by the Company. Any determination by the Firm shall be binding upon the Company and Executive.

(h)                                 (i)                                     Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code (“Section 409A”) or shall comply with the requirements of such provision. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitute a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-l(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (i) the date which is six months after Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Executive’s death.

(ii)                                  After any Termination Date, You shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

(iii)                               To the extent that any reimbursements pursuant to this agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive pursuant to such Section shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

6.                                      Compliance with Proprietary Information Agreement and Company Policies

As a condition of employment, You must sign and comply with the Company standard Proprietary Information Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information and contains certain post-employment non-solicitation obligations, among other obligations, attached hereto as Appendix I (the “Employee Confidentiality and Assignment Agreement”).  In addition, You will be expected to abide by the SFX Entertainment, Inc. Employee Handbook, the Company Code of Conduct and other Company policies, as may be changed from time to time within the Company sole discretion.  You should read these materials carefully as compliance with these policies is an important condition of Your employment.  You will note that certain obligations under these guidelines continue beyond the term of Your employment.  For example, a breach of the Non-Compete and Non-Solicitation terms found in the Employee Confidentiality and Assignment Agreement, attached hereto as Appendix I, will result in the forfeiture of Your unvested benefits.  This provision does not limit Company’s ability to pursue such other remedies which may be available to it.

7.                                      Non-Disparagement

During and after Your employment, You and the Company agree not to make any statement that criticizes, ridicules, disparages, or is otherwise derogatory of the other or is reasonably likely to be harmful to You or the Company, or to Your or the Company respective businesses, business reputations or personal reputations; provided, however, that nothing in this Agreement shall restrict either party from making truthful statements (a) when required by law, subpoena, court order or the like; (b) when requested by a governmental, regulatory, or similar body or entity; (c) in confidence to a professional advisor for the purpose of securing professional advice; (d) in the ordinary course of performing Your or its duties during Your employment; (e) from rebutting any statement made or written about You or it; or (f) from making normal competitive statements about the Company business or products.

8.                                      Background Information

The Company may conduct a background check, which may include a “consumer report” and/or an “investigative consumer report” prepared by Company or by a third party.  These reports may be obtained at any time after receipt of Your authorization and, if You are hired, throughout Your employment.  Falsification or omission of any information previously provided to the Company or provided to the Company on the attached release may disqualify You for employment or result in Your immediate dismissal, if hired.  Your rights relating to this background check are more fully set forth on the release, attached hereto as Appendix II.

9.                                      Indemnification

During Your employment with the Company and thereafter, the Company shall indemnify and hold You and Your heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against You that arises out of or relates to Your service as an officer, director or employee, as the case may be, of the Company, or Your service in any such capacity or similar capacity with any affiliate of the Company or other entity at the Company’s request, (including without limitation, any claim or proceeding any breach of a duty owed to the Company or any affiliate of the Company arising out of or related to Your responsibilities under the Shared Services Agreement) and to promptly advance to You or Your heirs or representatives such expenses, including litigation costs and attorneys’ fees, upon written request with appropriate documentation of such expense upon receipt of an undertaking by You or on Your behalf to repay such amount if it shall ultimately be determined that You are not entitled to be indemnified by the Company.  During Your employment with the Company and thereafter, the Company also shall provide You with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers.  If You have any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which You may request indemnity under this provision, You will give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect Your right to indemnification.  The Company shall be entitled to assume the defense of any such proceeding and You will use reasonable efforts to cooperate with that defense.  Notwithstanding the foregoing, to the extent that in good faith, You determine that there is an actual or potential conflict of interest between the Company and You in connection with the defense of a proceeding, You shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by You (provided that the Company may reasonably object to the selection of counsel within ten (10) business days after notification of Your selection) which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with Your separate defense.  This Section 9 shall continue in effect after the termination of Your employment or the termination of this Agreement.

10.                               Assignment

This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person.  You may not assign Your rights or obligations to another entity or person.

11.                               Governing Law; Dispute Resolution

This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of New York, without regard to the conflicts of law rules thereof.  You hereby agree to arbitrate in New York City any disputes with the Company, including its officers, directors, or members, arising out of or relating to this Agreement or Your employment with the Company under and in accordance with JAMS Streamlined Arbitration Rules. Notwithstanding the foregoing, either party may seek provisional injunctive relief to enforce the terms and conditions of this Agreement in any court of competent jurisdiction, including, without limitation, the Supreme Court of the State of New York, County of New York.  In the case of injunctive relief, You hereby agree to consent to personal jurisdiction of the state and federal courts situated within the County of New York, State of New York for purposes of enforcing this Agreement, and waive any objection that You might have to personal jurisdiction or venue in those courts.  Each party shall bear Your or its own costs, expenses, and attorney fees incurred in connection with any such arbitration; provided, however, (a) if You are take any action to enforce your rights under this Agreement and are deemed to be the prevailing party in such action, then the Company shall reimburse You for reasonable legal fees incurred by You in connection with such action and (b) (a) if the Company takes any action to enforce its rights under this Agreement and is deemed to be the prevailing party in such action, then You shall reimburse the Company for reasonable legal fees incurred by the Company in connection with such action.

12.                               No Implied Waivers

The failure by the Company to complain of any of Your acts or omissions, or to declare You in breach, shall not constitute a waiver by the Company of its rights hereunder.

13.                               Modification

This offer letter and the appendices attached hereto contains the entire understanding of the parties with respect to the matters set forth herein and may be modified only in a document signed by the parties and referring explicitly hereto.  E-mail correspondence shall not constitute signing for purposes of this provision.

14.                               Miscellaneous

As required by federal law, this offer is contingent upon satisfactory proof of Your identity and right to work in the United States.  This Agreement, together with Your Proprietary Information Agreement forms the complete and exclusive statement of Your employment agreement with the Company.  It supersedes any other agreements or promises made to You by anyone, whether oral or written.  Changes in Your employment terms, other than those changes expressly reserved to the Company’s discretion in this Agreement, require a written modification approved by the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both You and the Company, and inure to the benefit of both You and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile or pdf signatures shall be equivalent to original signatures.

Please sign and date this Agreement and return it to me as soon as practicable if You wish to accept employment at the Company under the terms described above.  I would be happy to discuss any questions that You may have about these terms.

We are delighted to be making this offer and the Company looks forward to Your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Richard Rosenstein
Name: Richard Rosenstein
Title: Chief Financial Officer and Chief Administrative Officer

Understood and Accepted:

/s/ Kevin Arrix	January 22, 2015
Kevin Arrix	Date

APPENDIX I

SFX ENTERTAINMENT, INC.

Employee Confidentiality and Assignment Agreement

In consideration and as a condition of my employment or continued employment by SFX Entertainment, Inc. or its affiliate (including its successors and assigns, the “Company”), I agree as follows:

Proprietary Information.  I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company.  By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents.  Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.

Recognition of Company’s Rights.  I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company.  I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information.  I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.  I will not, under any circumstances, (a) remove any source code of the Company from the premises of the Company or (b) remotely access any source code of the Company.

Rights of Others.  I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of Proprietary Information.  I agree to be bound by the terms of such agreements in the event I have access to such Proprietary Information.

Commitment to Company; Avoidance of Conflict of Interest.  While an employee of the Company, I will devote my full-time efforts to the Company’s business and I will not engage in any other business activity that conflicts with my duties to the Company.  I will advise the Chief Executive Officer of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company.  I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

Developments.  I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, ideas, concepts, methodologies, graphics or images, and audio or visual works and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment.  I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of the Company (including any Developments that relate or could relate to the more generalized industry in which the Company operates or is proposing to operate, whether or not it is directly applicable to the business of the Company) or any customer of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).   Any Developments acquired by the company will be an asset of the Company.

To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason.  I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”).  If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention.  Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company.  However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion.  I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.  I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related  Developments.

Documents and Other Materials.  I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company.  Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice.  In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

Enforcement of Intellectual Property Rights.  I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments.  I will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.  If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.  I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company or such designee.

Non-Solicitation; Non-Competition.  In addition, during the Restricted Period (as defined below), I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert or take away any of the customers, business or prospective customers of the Company or any of its suppliers with whom I had contact with or about whom I learned information during my employment with he Company, or request or cause any of the above to cancel or terminate any part or their relationship with the Company or refuse to enter into any business relationship with the Company, (b) solicit, entice or attempt to persuade any other employee, agent or consultant of the Company to leave the services of the Company for any reason or take any other action that may cause any such individual to terminate his or her employment with, or otherwise cease his or her relationship with, the Company, or assist in such hiring or engagement by another person or business entity, and/or (c) own, operate, manage, control, engage in, participate in, invest in, permit my name to be used by, act as a consultant or advisor to, render services for (alone or in association with any other person or entity), or otherwise assist any person or entity

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that engages in or owns, invests in, operates, manages or controls any venture or enterprise which, directly or indirectly, wholly or partly, competes with the Company.  I acknowledge and agree that if I violate any of the provisions of this paragraph 8, the running of the Restricted Period will be extended by the time during which I engage in such violation(s),  For purposes of this Agreement, the term “Restricted Period” shall mean the period of time during which I am employed by the Company and a period of twelve (12) months immediately following the termination of my employment with the Company.

Government Contracts.  I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under paragraph 10, I also assign to the Company (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

Prior Agreements.  I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

Remedies Upon Breach.   I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose.  Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and injunctive relief without the necessity of proving actual damages.

Use of Voice, Image and Likeness.   I give the Company permission to use my voice, image or likeness, with or without using my name, for the purposes of advertising and promoting the Company, or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.

Publications and Public Statements.  I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company and/or incorporates any Proprietary Information.  To ensure that the Company delivers a consistent message about its products, services and operations to the public, and further in recognition that even positive statements may have a detrimental effect on the Company in certain securities transactions and other contexts, any statement about the Company which I create, publish or post during my period of employment and for six (6) months thereafter, on any media accessible by the public, including but not limited to electronic bulletin boards and Internet-based chat rooms, must first be reviewed and approved by an officer of the Company before it is released in the public domain.

No Employment Obligation.  I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment.  I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason.

Survival and Assignment by the Company.  I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment, and regardless of whether the Company is merged with or acquired by another entity. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators.  The Company will have the right to assign this Agreement to its affiliates, successors and assigns.  I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

Disclosure to Future Employers. I will provide (and hereby authorize the Company to provide) a copy of this Agreement to any prospective employer, partner or coventurer prior to entering into an employment, partnership or other business relationship with such person or entity.

Severability.  In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

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Interpretation.  This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of New York, without regard to the conflicts of law rules thereof.  I hereby agree to arbitrate in New York City any disputes with the Company, including its officers, directors, or members, arising out of or relating to this Agreement or my employment with the Company under and in accordance with JAMS Streamlined Arbitration Rules. Notwithstanding the foregoing, either the Company or I may seek provisional injunctive relief to enforce the terms and conditions of this Agreement in any court of competent jurisdiction, including, without limitation, the Supreme Court of the State of New York, County of New York.  In the case of injunctive relief, I hereby agree to consent to personal jurisdiction of the state and federal courts situated within the County of New York, State of New York for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.    Both the Company and I shall bear its or my own respective costs, expenses, and attorney fees incurred in connection with any such arbitration.

Signature on following page

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I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS.  BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:

Type or print name:
Social Security Number:	Date: , 201